Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Twin Disc, Incorporated of our reports dated September 6, 2024 relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of Twin Disc, Incorporated, appearing in the 2024 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K of Twin Disc, Incorporated for the year ended June 30, 2024.

/s/ RSM US LLP

Milwaukee, Wisconsin

October 31, 2024